INTL FCStone Inc. Completes the Acquisition of G.X. Clarke & Co., an Institutional Dealer in U.S. Government Securities, Federal Agency and Mortgage-Backed Securities

NEW YORK, January 5, 2015 - INTL FCStone Inc. (NASDAQ: INTL) today announced that it has completed, effective January 1, 2015, its acquisition of G.X. Clarke & Co., an SEC-registered institutional dealer in fixed-income securities.

G.X. Clarke & Co. will continue to be managed by six of its former partners and, as a wholly-owned subsidiary of INTL FCStone Inc., has been renamed INTL FCStone Partners L.P., offering the same products and services as it currently does with the additional support of INTL FCStone Inc.’s larger capital, operational resources, and product range.

INTL FCStone Partners L.P. transacts in U.S. Treasuries, Federal Agency and Mortgage-Backed Securities. It is a FINRA member with an institutional client base consisting of asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies.

It is envisioned that INTL FCStone Partners L.P. will in due course be merged with other regulated entities of INTL FCStone Inc. in the U.S., subject to regulatory approval.

The purchase price payable by INTL FCStone Inc., to be finalized after completion of an audit, is equal to G.X. Clarke & Co.'s net tangible book value at closing of approximately $26 million plus a premium of $1.5 million, and up to a further $1.5 million over the next three years, subject to the achievement of certain profitability thresholds. Based on the unaudited results, the business generated net revenues of approximately $25.3 million and earned net income before tax of approximately $5.0 million in the year ending December 31, 2014, excluding the costs of this transaction.

At the time the impending transaction was first announced on November 12, 2014, Sean O’Connor, CEO of INTL FCStone Inc., said "G.X. Clarke & Co. brings a proven and highly regarded expertise in all aspects of the U.S. rates market - a new and exciting capability for our Company and for our existing clients. G.X. Clarke also has deep relationships with over 700 institutional accounts providing a value-added approach consistent with the INTL FCStone philosophy. We look forward to cementing these relationships with continued high quality service in the U.S. rates markets and by offering INTL FCStone's broader array of products and services."

"This acquisition gives us the ability to continue serving our client base with a wider range of products and backed by the greater resources of INTL FCStone," commented former partner Bernard Spanger, who remains with the firm together with five other former partners Steven A. Dey, John G. Devine, Steven E. Kelly, Salvatore V. Ursida and Robert A. LaForte.

About INTL FCStone Inc.

INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Its revenues are derived primarily from financial products and advisory services that fulfill clients’ needs and provide bottom-line benefits to their businesses. INTL creates added value for clients by providing access to global financial markets using industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. INTL’s client-first approach engenders trust, and has enabled INTL to establish leadership positions in a number of complex fields in financial markets around the world.

Further information on INTL FCStone is available at www.intlfcstone.com

CONTACT:
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com